Exhibit 10.1

Commercial Real Estate Sale Contract

This Contract is made effective on the date of last signature by and between

Trinity Life Insurance Company hereinafter called “Seller” and

US Alliance Corporation hereinafter called “Purchaser”

Notice Address:

Seller:	Purchaser:
Trinity Life Insurance Company	Dakota Capital Life Insurance Company, a corporation formed under the laws of the state of North Dakota
Attn: Gregg Zahn	Attn: Jack Brier
7633 E. 63rd Place, Suite 230	4123 SW Gage Center Drive, Suite 240
Tulsa, Oklahoma 74133-1246	Topeka, Kansas 66604
Phone: 785-288-0200

1.PURCHASE AND SALE. Purchaser agrees to buy and Seller agrees to sell the real estate ("Property") hereinafter described: SHAWNEE HILLS VILLAGE #6, BLOCK A, Lot 3 +, BLK A LOTS 3-4 SHAWNEE HILLS VILLAGE SUB #6 SECTION 04 TOWNSHIP 12 RANGE 15, City of Topeka, Shawnee County, Kansas to include the building and improvements located at 1303 SW First American Place, Topeka, Kansas 66604.

The real estate is legally described as follows: As recorded by the Shawnee County, Kansas Register of Deeds as set forth on Exhibit B attached hereto.

2. PURCHASE PRICE. The price for the property shall be One Million Four Hundred Thousand Dollars ($1,400,000) to include the Property referenced on Exhibit B and the personal property listed on Exhibit A, if any. The Purchase Price was an arms length transaction negotiated between the parties. The property had previously been listed by a commercial real estate broker and was on the market for (add price and dates listed).

3. EARNEST MONEY. The Earnest Money in the amount of Five Thousand Dollars ($5,000) shall be deposited in the trust account of the Escrow Agent upon execution of this Contract and shall be applied toward the Purchase Price.

4. ESCROW AGENT AND TITLE COMPANY. The following company is hereby designated as the Escrow Agent and Title Company:

Kansas Secured Title, 3497 SW Fairlawn Rd, Topeka, KS 66614

Attn:                             , Phone: 785 271-9352

5.TERMS OF PAYMENT. The Purchase Price less the Earnest Money paid in guaranteed funds or cashier's check at closing, subject to adjustments for taxes, other prorations, closing costs and other adjustments agreed to in writing.

6. CONTINGENCIES. This Contract is subject to and conditioned upon the following Contingencies. If Purchaser is unable to satisfy the following contingencies within the specified time period, Purchaser shall give Seller written notice on or before end of the specified contingency period that the contingency is not satisfied, whereupon this Contract will be terminated at Purchaser’s option, and if terminated by the Purchaser the Earnest Money shall be refunded to Purchaser. If Purchaser fails to give such notice, these contingencies shall be deemed waived by Purchaser and Purchaser shall be deemed to be thoroughly acquainted and satisfied with the available financing, leases and contracts to be transferred at closing, and the physical condition of the property, other than as set forth in Section 16 of this Contract.

a)

Inspection of Leases and Contracts: Within three (3) days following the full execution of this Contract, Seller shall deliver to Purchaser a complete copy of the Lease Agreements between Seller and The United States Government “Existing Tenant” identified as Lease No. GS-06P-LKS51029, Topeka Kansas and Lease No. GS-06P-LKS00310, Topeka Kansas ("Existing Tenant") dated July 31, 2016 (as may be amended, the "Lease") together with a copy of any applicable service contracts ("Service Contracts"), each to be provided in accordance with Exhibit C attached hereto. Prior to the expiration of the Inspection Period (as described below), Seller and Purchaser shall agree to the form of an Assignment, Assumption and Amendment to Lease Agreement, wherein Seller, Purchaser, and the Existing Tenant will agree to assignment and assumption of the Lease and Seller shall cooperate fully and assist Purchaser in securing the appropriate Novation Agreements with the existing Tenant for the previously mentioned Leases(the agreement by Seller to cooperate in securing the appropriate Novation Agreements will survive closing). Seller agrees to immediately transfer any and all rents and other funds received from the US Government post closing pertaining to their Leases of the property.

b)

Inspection of Real Estate: Seller shall grant Purchaser reasonable access to the Property for the purpose of inspecting the physical condition of the property at the Purchaser’s sole expense. Purchaser's inspection rights shall include a commercial appraisal, confirming the Fair Market Value of the subject property is no less than the Purchase Price, performing soil tests (provided, no soil borings may occur without the consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed), environmental surveys, zoning, parking easements and right of way easements, structural, roof, mechanical, electrical, plumbing, termite, and such other inspections as Purchaser may reasonably request. Purchaser agrees to repair any damage to the property arising from the inspections and to indemnify, defend and hold Seller harmless from and against all claims, costs, demands and expenses, including without limitation, reasonable attorneys' fees, court costs and other legal expenses, resulting from these inspections. Purchaser's obligations imposed by this paragraph shall survive termination of this Contract. Purchaser shall have until 5pm on November 12, 2020 to determine that the physical condition of the property is suitable for Purchaser ("Inspection Period"). In the event that closing occurs more than 60 days after completion of the inspections than in that event Purchaser shall have the right to update the inspections contemplated herein. In the event the Property does not appraise at a fair market value equal to or greater than the Purchase Price than Purchaser shall have the absolute right to terminate the Contract and the Earnest Money shall be immediately returned to Purchaser. Further in the event any of the inspection results are not satisfactory to the Purchaser than in that event Purchaser shall indicate to the Seller the deficiencies and Seller shall be afforded the opportunity to pay for the necessary repairs to cure the deficiency or deficiencies. Should Seller elect not to remedy the same than Purchaser shall have the right to void this Contract and it’s Earnest Money shall immediately be returned to Purchaser and neither party shall have any further obligation to the other. If Purchaser fails to terminate this Contract on or before the expiration of the Inspection Period then Purchaser shall be deemed to have accepted the condition of the Property and except as provided herein the Earnest Money shall be non-refundable.

Seller's Initials	Page 1	Purchasers Initials

7. CLOSING. The closing of this sale shall be held at the office of the Escrow Agent on or before November 16, 2020 ("Closing") and, subject to the rights of the Existing Tenant, possession shall be delivered to Purchaser immediately after the Closing.

8. Brokers. Seller and Purchaser represent and warrant to each other that they have dealt with no brokers, finders or the like in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all claims, damages, costs, or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorney’s fees.

9. DEADLINE FOR ACCEPTANCE. Purchaser's offer to purchase the property from Seller shall expire if Seller has not accepted this Contract by signing and delivering a fully executed copy to Purchaser on or before the earlier of (i) Purchaser delivering written notice to Seller that Purchaser's offer to enter into this Contract is withdrawn or (ii) November 9, 2020.

10. REPRESENTATIONS. Purchaser acknowledges that neither Seller nor any party on Seller's behalf has made, nor do they hereby make, any representations as to the past, present or future condition, income, expenses, operation or any other matter or thing affecting or relating to the property, except as expressly set forth in this Contract. PURCHASER ACKNOWLEDGES THAT, PRIOR TO CLOSING, PURCHASER AND PURCHASER'S REPRESENTATIVES WILL HAVE FULLY INSPECTED THE PROPERTY (INCLUDING ALL REAL PROPERTY, PERSONAL PROPERTY, FIXTURES, AND ANY SERVICE CONTRACTS) AND THE PROPERTY INFORMATION, AND ARE, OR WILL BE, FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS CONTRACT OR IN THE DOCUMENTS REQUIRED TO BE EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, THE PROPERTY IS BEING PURCHASED BY PURCHASER IN AN "AS IS" (WITH THE EXCEPTION OF NONDISCLOSED LATENT DEFECTS) AND "WHERE IS" CONDITION AND WITH ALL EXISTING DEFECTS AND FAULTS AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS.

11. EXISTING FINANCING. Unless otherwise provided in this Contract, Seller shall make any payments required on existing mortgages or deeds of trust until closing. The “Property” will be transferred to Seller free and clear of all mortgage and Deeds of Trust.

12. PRORATIONS AND ADJUSTMENTS. The following items shall be prorated as of the date of closing:

(a)

Rents, other than delinquent rents under the Lease. If the Lease provides for a minimum basic rent, additional rent or expense reimbursement plus percentage rent to be computed on the basis of a stated percentage of the tenant’s monthly or annual revenue or volume of business, then for the purpose of prorating such percentage rents, it shall be assumed the revenue for each month or each year for which percentage rent is to be computed is the same as the revenue for the last calendar month or last calendar year, as the case may be, immediately before the close of escrow. Delinquent rents are rents which are not paid within ten days after they are due. Delinquent rents shall not be prorated and shall remain the property of the Seller, except that the Purchaser shall be entitled to receive and retain all rents allowable to the period after closing. To the extent Purchaser receives delinquent rents following the closing and provided Purchaser has received current rents from the Existing Tenant, Purchaser shall remit to Seller the delinquent rents received by Purchaser following the closing.

(b)

All security deposits and lease considerations held by Seller shall be delivered by Seller at closing (or Purchaser shall receive a credit against the Purchase Price on the applicable settlement statement in such amount), and shall be represented and warranted by Seller as the only security deposits or lease considerations in its possession.

(c)	Real estate taxes and installments of special assessments for the current year.

(d)

Charges under the Service Contracts. The net balance of the foregoing prorations, if in favor of Seller, shall be added to the cash required to be paid by Purchaser, before closing; or, if in favor of Purchaser, shall be deducted from such cash required. No prorations will be made of public utilities, but, in lieu thereof, Seller will cause the respective utility companies to read the gas, water, electric, and power meters on the morning of closing, and will pay such invoices when rendered.

(e)	Seller and Purchaser will each pay one-half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the Title Company.

(f)

Seller will pay the cost of recording all documents necessary to place record title in the condition warranted by Seller in this Agreement. Purchaser will pay the cost of recording all other documents.

(g)

Each of the parties will pay its own attorney’s fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorney’s fees and court costs incurred by the nondefaulting party to enforce its rights regarding such default.

(h)	All other costs shall be allocated by written agreement of the Parties

13. TITLE. Marketable fee simple title shall be conveyed at closing by special warranty deed, subject to easements, restrictions of record and zoning regulations. Seller shall pay at or before closing all taxes and special assessments for prior calendar years. Purchaser shall pay current year's taxes and special assessments subject to the proration provision of paragraph 12. At closing, Seller shall execute a Bill of Sale and General Assignment conveying to Purchaser the Personal Property, if any, and the Service Contracts. As previously addressed, at closing, Seller, Purchaser and the Existing Tenant shall execute the Lease Assignment.

14. TITLE INSURANCE. Seller shall deliver and pay for an owner's ALTA title insurance policy insuring marketable fee simple title vested in Purchaser in the amount of the purchase price as of the time and date of recordation of Seller's Special Warranty Deed. Seller shall, as soon as possible and not later than fifteen (7) days after the Effective Date of this Contract, cause to be furnished to Purchaser, a current commitment to issue the policy from a title company authorized to do business in Kansas and as referenced in Section 4. Purchaser shall have three (3) days after receipt of the Title Commitment in which to notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the Title Commitment. Any matters which are set forth in the Title Commitment and to which Purchaser does not object shall be deemed to be permitted exceptions to the status of Seller's title. With regard to items to which Purchaser does object, Seller shall have until closing to cure the objections. If Seller does not cure the objections by closing, this Contract shall automatically be terminated unless Purchaser waives the objections on or before closing. Seller shall pay for the cost of the issuance of the applicable Owner's Policy of Title Insurance, provided, Purchaser shall be responsible for the cost of any endorsements to be issued in connection with such Policy.

Seller's Initials	Page 2	Purchasers Initials

15. mechanic's lien. Seller shall pay all contractors, laborers, materialmen or suppliers for all work done or material furnished to the above property at Seller's direction prior to closing of this Contract which might form the basis of a mechanic's lien. Seller shall indemnify and hold Purchaser harmless from any obligation for payment of any amounts by reason of any mechanic's lien which may be filed for labor performed or material furnished prior to the closing of this Contract for work performed at Seller's direction.

16. CONDUCT OF BUSINESS PRIOR TO CLOSING.

(a) Seller shall continue to maintain, repair, manage, and operate the property in the same manner as it is now conducted, reasonable wear and tear and casualty excepted, and shall perform all obligations under the Lease until closing and, subject to the terms of the Lease Assignment, deliver possession of the property to Purchaser. Except as provided in subparagraph (b) of this paragraph, Purchaser shall have no rights with respect to the management, operation, or conduct of the property until closing.

(b) Seller shall submit to Purchaser, for his approval, after the execution hereof, any service contract or lease relating to the property which Seller contemplates executing. Seller shall not execute any such service contract or lease until it is first approved in writing by Purchaser. Seller, however, shall not be required to execute a service contract or lease because it has been submitted to Purchaser for approval and approved by him. Purchaser will not unreasonably withhold approval of any service contracts or leases submitted to Purchaser for approval by Seller. Seller shall not modify, extend, renew, cancel, or surrender the Lease without Purchaser's written consent in each instance, such consent not to be unreasonably withheld, conditioned or delayed.

(c) If Purchaser approves any such contract or lease, in writing, and it is subsequently executed by Seller, an executed copy of the contract or lease shall be deposited by Seller into the escrow.

Purchaser shall accept and assume all of the terms, provisions, covenants and conditions which Seller is required to observe, perform and keep in each service contract or lease that Purchaser approves under subparagraph (c) of this paragraph, and which is executed by Seller. Purchaser shall indemnify and hold Seller harmless from and against any claim, demand, or cause of action asserted against Seller arising from a breach, violation, or failure to perform any provision of any such contract or lease that allegedly occurs after closing. Seller shall hold Purchaser harmless from any claim, demand, or cause of action asserted against him arising from any breach, violation, or failure to perform any provision of any such contract or lease that allegedly occurs before closing.

17. INSURANCE; CASUALTY; CONDEMNATION; CHANGE OF CONDITION. Seller agrees to maintain Seller's current fire and property and casualty insurance on the property until closing. If, before closing, all or any material part of the property is taken by eminent domain, or if a condemnation proceeding has been filed or is threatened against the properly or any part thereof, or if all or any material part of the property is destroyed or materially damaged before closing, Seller shall promptly provide written notice to Purchaser of any such event. Upon notice of such occurrence, Purchaser may reinspect the property and may, by written notice to Seller within ten (10) days after receiving Seller's notice, terminate this Contract. In the event the Purchaser should elect to terminate this Contract then the Earnest Money shall immediately be refunded to Purchaser and neither party shall have any further obligation hereunder to the other, except as specifically set forth in this Contract. Unless this Contract is so terminated, it shall remain in full force and effect, and Seller shall, at closing, assign and transfer to Purchaser, all of Seller's right, title and interest in and to any awards that may be made for any taking and any insurance proceeds payable on account of casualty. If a non-material change in condition occurs with respect to the property, Seller shall remedy such change before closing. The provisions of this paragraph shall survive closing or termination of this Contract.

18. FOREIGN INVESTMENT. Seller represents that Seller is not a foreign person as described in the Foreign Investment in Real Property Tax Act and agrees to deliver Seller's tax identification number at closing.

19. TERMINATION. If this Contract is terminated by either party pursuant to a right expressly given in this Contract, Purchaser, shall be entitled to an immediate return of the earnest money deposit, and neither party shall have any further rights or obligations under this Contract except as otherwise stated in this Contract.

20. DEFAULT AND REMEDIES. Seller or Purchaser shall be in default under this Contract if either fails to comply with any material covenant, agreement or obligation within any time limits required by this Contract. Following a default by either Seller of Purchaser under this Contract, the other party shall have the following remedies:

(a) If Seller defaults, Purchaser may (i) within thirty (30) days specifically enforce this Contract and recover damages suffered by Purchaser as a result of the delay in the acquisition of the property; or (ii) terminate this Contract by written notice to Seller, and, at Purchaser's option, pursue any remedy and damages available at law or in equity. If Purchaser elects to terminate this Contract, the earnest money shall be returned to Purchaser upon written demand.

(b) If Purchaser defaults, Seller may (i) specifically enforce this Contract; or (ii) terminate this Contract by written notice to Purchaser, and, at Seller's option, either retain the earnest money as liquidated damages as Seller's sole remedy (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser's breach, and that the earnest money represents a fair approximation of such actual damages as the parties can now determine) or pursue any other remedy and damages available at law or equity.

(c) If, as a result of a default under this Contract, either Seller or Purchaser employs an attorney to enforce its rights, the defaulting party shall, unless prohibited by law, reimburse the nondefaulting party for all reasonable attorney's fees, court costs and other legal expenses incurred by the nondefaulting party in connection with the default.

21. DISPOSITION OF EARNEST MONEY AND OTHER FUNDS AND DOCUMENTS. The company referred to in Section 4 is hereby designated as Escrow Agent for both parties and the Earnest Money and all documents shall be deposited with the Escrow Agent. In the absence of written escrow instructions, and notwithstanding any other terms of this Contract providing for forfeiture or refund of the earnest money deposit, the parties understand that applicable Kansas real estate laws prohibit the Escrow Agent from distributing the earnest money or other escrowed funds or documents, once deposited, without the written consent of all parties to this agreement. Purchaser and Seller agree that failure by either to respond in writing to a certified letter from seller within seven days of receipt thereof or failure to make written demand for return or forfeiture of an earnest money deposit or other escrow funds or documents within 30 days of notice of cancellation of this agreement shall constitute consent to distribution of the earnest money as suggested in any such certified letter or as demanded by the other party hereto. A party's signature on a closing statement prepared by the Escrow Agent or Closing Agent shall constitute such consent.

Seller's Initials	Page 3	Purchasers Initials

If a dispute arises over the disposition of funds or documents deposited with the Escrow Agent that results in litigation, any attorney's fees, court costs and other legal expenses incurred by the Escrow Agent in connection with such dispute shall be reimbursed from the earnest money or from other funds deposited with the Escrow Agent.

22. ENTIRE AGREEMENT AND MANNER OF MODIFICATION. This Contract, and any attachments or addenda hereto, constitute the complete agreement of the parties concerning the property, supersede all other agreements and may be modified only by initialing changes in this Contract or by written agreement.

23. NOTICES. All notices, consents, approvals, requests, waivers, objections or other communications (collectively "notices") required under this Contract (except notice given pursuant to paragraph 21 of this Contract) shall be in writing and shall be served by hand delivery, by prepaid United States certified mail, return receipt requested, or by reputable overnight delivery service guaranteeing next-day delivery and providing a receipt. All notices shall be addressed to the parties at the respective addresses as set forth on page one of this Contract, except that any party may, by notice in the manner provided above, change this address for all subsequent notices. Notices shall be deemed served and received upon the earlier of the third day following the date of mailing (in case of notices mailed by certified mail) or upon delivery (in all other cases). A party's failure or refusal to accept service of a notice shall constitute delivery of the notice.

24. ASSIGNMENT. Purchaser may assign this Contract without the written consent of Seller.

25. WEAR AND TEAR. Purchaser and Seller agree that the building is not a new building and will have normal wear and tear.

26. CAPTIONS. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

27. BINDING EFFECT. This Agreement binds and benefits the parties and their successors and assigns.

28. CONTROLLING LAW. This Agreement has been made under the laws of the State of Kansas, and such laws will control its interpretation.

29. SEVERABILITY. The unenforceability or invalidity of any provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid.

30. SURVIVAL. Survival. All of the terms of this Agreement, including but not limited to paragraph 22 above, will survive and be enforceable after the Closing Date.

31. TIME AND PERFORMANCE. TIME AND EXACT PERFORMANCE ARE OF THE ESSENCE UNDER THIS CONTRACT. THIS CONTRACT IS A LEGALLY BINDING DOCUMENT, IF NOT UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY.

IN WITNESS WHEREOF, the parties have signed their names as of the date opposite their signature.

SELLER: Trinity Life Insurance Company		PURCHASER: Dakota Capital Life Insurance Company,
a corporation formed under the laws of the state of North Dakota

/s/ Gregg Zahn		/s/ Jack H. Brier
By:	Date	By:	Date

Seller's Initials	Page 4	Purchasers Initials

Exhibit A

List of Personal Property

(To be attached within 7 days from the date of the Contract)

Seller's Initials	Page 5	Purchasers Initials

Exhibit B

Legal Description of Property

(to be attached)

Seller's Initials	Page 6	Purchasers Initials

Exhibit C

List of Leases and Service Contracts Addendum to

Commercial Real Estate Sale Contract

Trinity Life Insurance Company hereinafter called “Seller” and

Dakota Capital Life Insurance Company, a corporation formed under the laws of the state of North Dakota hereinafter called “Purchaser”

INSPECTION OF LEASES AND CONTRACTS. Seller shall deliver to Purchaser within three (3) days of the date of the Contract copies of the Lease and Service Contracts (including any addendums or amendments) under which Seller has any obligation or benefit.

1.	GS-06P-LKS51029 (Lease)

2.	GS-06P-LKS00310 (Lease)

3.	Custom Sheetmetal and Roofing (Service Provider)

4.	Johnson Controls (Service Provider)

5.	ISS (Service Provider)

6.	Thyssenkrupp (Service Provider)

7.	Better Property Management (Management Company)

Seller represents that this List of Leases and Service Contracts delivered by Seller to Purchaser as above described is a complete list of all leases and contracts (including any addendums or amendments) under which it has any obligation or benefit. Seller represents that no tenant is entitled to any rebate, concessions, or other benefit except as set forth in the Lease, and that the rentals due or to become due under the Lease will not be assigned, encumbered, or subject to liens at the close of the escrow.

IN WITNESS WHEREOF, said parties hereunto subscribed their names.

SELLER: Trinity Life Insurance Company		PURCHASER: Dakota Capital Life Insurance Company,
a corporation formed under the laws of the state of North Dakota

By:	Date	By:	Date

Seller's Initials	Page 7	Purchasers Initials